EXHIBIT 3.(iii)

                        CERTIFICATE OF AMENDMENT
                   TO THE ARTICLES OF INCORPORATION OF
                      L.P.R. CYBERTEK INCORPORATED



     The undersigned President of L.P.R. Cybertek Incorporated, a Colorado corporation (the "Corporation"), does hereby sign, verify and deliver in duplicate to the Secretary of State of the State of Colorado this Certificate of Amendment to the Articles of Incorporation of the Corporation.

                              CAPITAL STOCK

          5.01 AUTHORIZED SHARES. The aggregate number of shares which the Company shall have authority to issue is One Hundred Twenty Million (120,000,000). One Hundred Million (100,000,000) shares shall be designated "Common Stock" and shall have a par value of $.0001 per share. Twenty Million (20,000,000) shares shall be designated "Preferred Stock" and shall have a par value of $.0001 per share. All shares of the Company shall be issued for such consideration, expressed in dollars, as the Board of Directors may, from time to time, determine.

          5.02 MISCELLANEOUS. The Preferred Stock may be issued from time to time in series as determined by the Board of Directors and stated in the resolution or resolutions providing for issuance thereof. The Board of Directors is further authorized to fix and determine the variations in the relative rights and preferences as between series. Each such series shall be appropriately designated, prior to the issuance of any shares thereof, by some distinguishing letter, number, or title. The Preferred Stock may have such voting powers (including, without limitation, multiple votes per share, or limited, contingent, or no voting powers), may have such designations, preferences, and relative, participating, optional or other special rights, and be subject to such qualifications, limitations and restrictions, as the Board of Directors shall determine by resolution or resolutions. The Preferred Stock further may be made subject to redemption by the Company at its option or at the options of the holders thereof and may be convertible into Common Stock or exchangeable for other securities of the Company.

                            PREEMPTIVE RIGHTS

     Preemptive rights are denied.

                           CUMULATIVE VOTING

     Cumulative voting is denied.

     The Certificate of Amendment to the Articles of Incorporation was duly adopted and approved by the shareholders of the Corporation pursuant to Colorado Business Corporation Act Law by consent of all the shareholders of the Corporation in lieu of a special meeting on August 25, 1998.

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     IN WITNESS WHEREOF, L.P.R. Cybertek Incorporated, a Colorado
corporation, through its President, duly executes the above and foregoing Certificate of Amendment to the Articles of Incorporation as of the 25th day of August, 1998.

                            L.P.R. CYBERTEK INCORPORATED



                            By: /s/ PATRICK R. LALANDE
                               ------------------------------------
                               Patrick R. Lalande
                               President

ACKNOWLEDGED BY

/s/ JOYCE A. BURTON
-----------------------------
Joyce A. Burton


STATE OF COLORADO           )
                            )ss.
COUNTY OF ____________      )

     The foregoing was acknowledged before me this ___ day of August, 1998, by Patrick R. Lalande, President of L.P.R. Cybertek Incorporated.

     WITNESS my hand and official seal.

     My commission expires:____________________

         ______________________________________________
         Notary Public


STATE OF COLORADO           )
                            )ss.
COUNTY OF ____________      )

     The foregoing was acknowledged before me this ___ day of August, 1998, by Joyce A. Burton, Secretary of L.P.R. Cybertek Incorporated.

     WITNESS my hand and official seal.

     My commission expires:____________________

         ______________________________________________
         Notary Public